UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933
__________________________

IMMS, Inc.
(Name of small business issuer in its charter)

NEVADA (State or other	7948 (Primary Standard Industrial	95-4862281 (I.R.S. Employer
Jurisdiction of	Classification Code Number)	Identification No.)
Incorporation or
Organization)

660 Newport Center Drive Ste. 1220
Newport Beach CA 92660
(949) 721-1725
. (Address and telephone number of principal executive offices and principal place of business)

Kevin P. O’Connell, Chief Executive Officer
660 Newport Center Drive, Ste. 1220
Newport Beach CA 92660
(949) 721-1725
(Name, address and telephone number of agent for service)

Copies to:

Audie J. de Castro, Esq.
de Castro P.C.
309 Laurel Street
San Diego, CA 92101
(619) 702-8690
fax (619) 702-9401

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under he Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [_]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum a ggregate offering price	Amount of registration fee
Common Stock, $.001 par value	3,055,000	$.02	$61,100	$6.54

(1)   Estimated  solely  for  the  purpose  of  computing  the  amount  of the registration fee and based upon the  amount of  consideration  received  by IMMS, Inc. pursuant to Rule  457(a)  under the  Securities  Act of 1933, as amended.  As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-B requirements, certain factor(s) must be considered and utilized in determining the offering price.  The offering price of $0.02 per was determined arbitrarily by us.  The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements. Should a market develop or occur for our securities, the market price may be far less than the offering price.  If and when our common stock is listed on the Over-the-Counter Bulletin Board the price will be established according to the demand of our common stock and will fluctuate based on the demand for our stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

RED HERRING LANGUAGE---Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED _____, 2006

IMMS, INC.

3,055,000 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of an aggregate of 3,055,000 shares of our common stock, par value $.001, per share all of which shares of common stock were issued to the selling stockholders. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution". We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

Currently, there is no public market for our common stock and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application has been made for the common stock to be traded on the OTC Bulletin Board.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______, 2006.

TABLE OF CONTENTS

Page#
PROSPECTUS SUMMARY	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS	5
DILUTION	6
RISK FACTORS	6
DIVIDEND POLICY	10
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	14
DESCRIPTION OF BUSINESS
MANAGEMENT	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
CERTAIN TRANSACTIONS AND RELATIONSHIPS
DESCRIPTION OF SECURITIES	25
PENNY STOCK	25
SELLING STOCKHOLDERS	26
PLAN OF DISTRIBUTION	27
LEGAL PROCEEDINGS	29
LEGAL MATTERS	29
FORWARD LOOKING STATEMENTS.	29
EXPERTS	30
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	32
WHERE YOU CAN FIND ADDITIONAL INFORMATION
FINANCIAL STATEMENTS	31

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. When used in this prospectus, the terms "Company," "IMMS," "we," "our," "ours" and "us" refer to IMMS, Inc., unless otherwise specified or the context requires otherwise.

THE COMPANY

The Company was incorporated under the laws of the State of Nevada on May 10, 2001 under the name “North American Association for Commerce Enable Small Businesses.” The name of the Company was changed to “General Pacific Group” on November 7, 2001. The Company’s name was changed to “O’Connell Motorsports Group, Inc.” on January 14, 2003. On October 8, 2004, the name of the Company was changed to “IMMS, Inc.” and the Company filed a Registration of Corporate Name by Foreign Corporation with the State of California indicating that the Company would be doing business in California under the name “O’Connell-Calvin Motorsports.” Our offices are at 660 Newport Center Drive, Newport Beach CA 92660 and our telephone number is (949) 721-1725, fax # (949) 721-1738.

THE OFFERING

Common stock offered by selling stockholders:	3,055,000 shares, This number represents 36% of our current outstanding common stock.

Common stock to be outstanding after the offering:	8,482,320 shares

Use of proceeds:	We will not receive any proceeds from the sale of any common stock sold by the selling stockholders.

Proposed Over-The-Counter Bulletin Board Symbol:	IMMS

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Tax Considerations

You should consult your own tax advisor regarding personal tax consequences that might be associated with your investment in the shares of common stock.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed and, as a result, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

We have a limited operating history, with historical losses.

We have a short operating history and must be considered in the development stage. We have no history of earnings or profits and there is no assurance that we will operate profitably in the future. There is no meaningful historical financial data upon which to base planned operating expenses. As a result of this limited operating history, it is difficult to accurately forecast our potential revenue. Our business model contemplates that we will further develop our racing operation into which we will reinvest a majority of the profits, if any, from our racing operations, and also a marketing operation that will be our primary source of profits. Our success is dependent on our ability to develop both of these operations. We have not entered into any definitive arrangements with any sponsors, drivers, crew chiefs, suppliers, distributors or manufacturers and intend to pursue these arrangements upon successful completion of this offering. The founders of the Company have made limited contributions to the capital of the Company, but not enough to carry out the business plans of the Company.

Our existing principal stockholders exercise control of our Company.

Kevin P. O’Connell and World In Motion, Inc. will directly or indirectly will control approximately 57% of our issued and outstanding common stock Accordingly, Mr. O’Connell and World in Motion, Inc., will be able to control the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, even if this change in control would benefit stockholders.

We must enter into and maintain a good working relationship with NASCAR.

To be successful, we must create and maintain a good working relationship with the sanctioning body of our racing events, NASCAR. Our merchandising operations will require us to enter into licensing agreements with NASCAR in order to use the NASCAR trademarks. While we believe we will have a good working relationship with NASCAR, we have not had any definitive discussions with NASCAR management and may not be able to establish or maintain such a relationship. We do not have any contractual relationship with NASCAR and may not be able to enter into licensing agreements on terms acceptable to us.

Our racing operations faces competition for marketing and advertising dollars.

We compete for marketing and advertising dollars with other motorsports teams and with sports such as football, baseball, basketball, hockey, tennis and golf and with other entertainment and recreational activities. While NASCAR has been one of the fastest growing sports in the country in recent years, there can be no assurance that such growth rates will be maintained. In the event that fan interest declines, NASCAR might not be as attractive to the television industry, which could have an adverse effect on our operations.

There can be no assurance that our team will be competitive or qualify for each, or any, NASCAR sanctioned event entered. If we are not as successful competitively, we could have a more difficult time attracting and maintaining sponsors, quality drivers and crews which in turn could impact our ability to attract marketing and advertising dollars. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position.

The success of our operations will be dependent upon the success of our racing teams.

Our ability to fully implement our business plan and the success of our operations will be dependent upon the success of our racing teams. If our racing teams fail to qualify for races or finish poorly in races on a regular basis, the success of our operations could be adversely impacted. Teams that fail to qualify do not generate any substantial purse revenue, and may experience a reduction in fan interest and/or sponsorship appeal. We do not currently have any written employment or sponsorship arrangements with drivers or crewmembers.

We may incur liability for personal injuries.

Racing events can be dangerous to participants and to spectators. We maintain insurance policies that provide coverage within limits that in our judgment are sufficient to protect us from material financial loss due to liability for personal injuries sustained by, or death of, our personnel or spectators in the ordinary course of our business. Our insurance may not be adequate or available at all times and in all circumstances. In the event that damages for injuries sustained by our participants or spectators exceed our liability coverage or the insurance company denies coverage, our financial condition, results of operations and cash flows could be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

We may not be able to attract and maintain sponsors as our primary source of revenues.

A professional motorsports racing operation relies principally on three separate, but related, revenue sources for the funding of racing activities. They are sponsorship monies, race purse winnings and special race bonus opportunities. There can be no assurance that we will be able to attract or obtain any or all of these sources of revenue.

Since our racing operation is expected to be primarily funded through sponsorship dollars, our ability to attract sponsors to fund racing operations will be a significant factor in our success or failure. Although we have had limited sponsors to date, we do not have any long term agreements with sponsors and may not be able to attract any sponsors to fund our teams.

We will need additional financing, which may not be available.

Our future success will depend on our ability to raise additional funds and our ability to raise future sponsorship money, which includes attracting sponsors for our racing teams. No commitments to provide additional funds have been made by management and no agreements with sponsors have been entered into. Our ability to arrange financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms. If additional financing is raised by the issuance of our shares, control of the Company may change and stockholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

We are dependent on our key personnel.

Our management is currently controlled and operated by Kevin P. O’Connell, CEO, David A. Rifkin President, and John A. Brunkow, Chief Financial Officer. Our success will depend in large part upon the continued services of those individuals. The death or loss of the services of any one of them or of any one or more of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance on these individuals. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that we will be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.

We face significant racing competition.

We principally compete with other motorsports teams and advertising and public relations companies. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

Our business revenue generation model is unproven and could fail.

Our revenue model is new and evolving, and we cannot be certain that it will be successful. Our ability to generate revenue depends, among other things, on our ability to leverage the Company’s expertise in the motorsports industry. The potential profitability of this business model is unproven for companies of our size. Accordingly, we cannot assure you that our business model will be successful or that we can sustain revenue growth or achieve or sustain profitability. If our business model is not successful we could be forced to curtail our operations.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and may affect the ability of our stockholders to realize any trading price of our common stock when and if a trading market develops for our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 36_% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

DIVIDEND POLICY

We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our board of directors may deem relevant.

BUSINESS OF THE COMPANY

Background

Through December 31, 2005, we did business under the name “O’Connell Calvin Motorsports. As of January 1, 2006 we commenced doing business as IMMS, Inc.. Our goal is to control, manage and market a professional multi-car motorsports operation that will participate primarily in NASCAR (the National Association for Stock Car Auto Racing) sanctioned events and to utilize our association with NASCAR by providing marketing and public relations services to clients. Additionally, we will seek to attend other events by other sanctioning bodies that we believe will compliment our efforts with NASCAR.

We currently own and operate four (4) race cars, three of which are used in racing competition and one of which is offered for use by clients in marketing and public relations activities. To participate in NASCAR sanctioned races, our cars and drivers must meet NASCAR qualifications.

NASCAR Qualifications

NASCAR mandates, manages and monitors the qualifications of participants at every NASCAR sanctioned event. In addition to filing ownership forms with NASCAR, to participate in a NASCAR sanctioned event, each car must be driven by a driver who has motorsports experience and all cars must undergo a NASCAR technical inspection. Prior to qualifying at each race, all of the participating cars must undergo a pre-race technical inspection by the NASCAR officials. A number of race cars also will be selected to undergo a further technical inspection at the conclusion of the race to ensure the selected cars participated within all of the NASCAR technical guidelines during the race. NASCAR specifications exist for the entire race car (including aerodynamic elements such as length of spoilers and air dams, engine characteristics, fuel, chassis setup, shocks, tires, etc.) and typically vary by manufacturer (such as Ford, General Motors, Dodge and Toyota). These specifications can change between races as NASCAR technical officials attempt to maintain equality of competition between race teams and manufacturers. Teams, drivers and owners that are caught violating NASCAR guidelines typically receive penalties ranging from economic fines to loss of points gained unfairly, to suspensions from future NASCAR sanctioned events.

After passing the NASCAR technical inspection, a car has one attempt to achieve one of the top 36 qualifying speeds of all the cars in order to qualify for an event. The fastest qualifying speed is awarded the pole position for the respective race. The pole position starts on the inside of the front row and leads the rest of the qualifying field to the “green flag” indicating the beginning of each race. Drivers and team owners covet the pole position due to the notoriety received by the respective pole winner sponsors.

After the pole position, the next 35 race cars earn their starting spots according to the fastest qualifying speeds.

NASCAR’s strategic Plan

In 2005, NASCAR revised its strategic plan in its Nextel Cup and Busch series national schedules for the western region of the United States, by adding additional races in California and Arizona for the 2005 racing season. These changes, we believe, were to the detriment of several established and coveted east coast NASCAR racing venues, and signaled a decisive change in geographical focus of stock car racing, led by NASCAR. This change in strategy by NASCAR was the primary factor in our decision to continue to concentrate our racing, relationships and marketing focus on the Western Region of the United States, primarily in California.

Company History

In 2002, Kevin P. O’Connell, CEO, and Scott Calvin commenced working together under the Company’s auspices to participate in NASCAR truck racing at Irwindale Speedway in Irwindale California. Prior to 2002, Mr. O’Connell had trained and raced as a driver with Skip Barber Racing in California. Mr. O’Connell participated in the “Formula Dodge” racing series at many renowned tracks, such as California Speedway in Fontana, Laguna Seca, and Road America, in Wisconsin. Mr. O’Connell is the primary driver of our # 59 stock car and has driven this car in competition in various late model series including NASCAR’s Irwindale Super Late Model series and NASA’s (National Auto Sports Association) American Stock Car Challenge. Mr. O’Connell holds licenses to drive race vehicles in NASCAR, NASA, and Grand American Stockcar sanctioned events.

Mr. Calvin has been involved in the day to day business of the IMMS motorsports team and communicates directly with Mr. O’Connell regarding operations. He is not a current shareholder nor an employee of our business. Mr. Calvin has provided us with access and use of his mechanics, metal workers, engineers, and “race shop” warehouse. Additionally, we utilize the storage areas in and around Mr. Calvin’s garage facility. Mr Calvin provides these facilities to us in exchange for the display of his company’s logo on our racecars and on apparel worn by the team principals, crew members and drivers. Additionally, Mr. Calvin is permitted to use our racecars as examples of the quality of his services business. Mr. Calvin is also the primary driver of our #58 stock car and has driven this car in competition in various late model series including NASCAR’s Irwindale Super Late Model series and in “Future” events in NASCAR’s American Stock Car Challenge. Mr. Calvin has been licensed to operate stock cars in racing events in NASCAR sanctioned events.

Prior to working with the Company, Mr. Calvin had commenced driving stock cars in the late 1970’s. In 1997, he drove in the “Ultra Wheels Super Truck” Series and continued driving in the truck series in Southern and Northern California and Arizona through 2001.

Mr. O’Connell was introduced to NASCAR through a Super Truck series at Irwindale Speedway. The NASCAR Super Truck series involves the racing of “Spec” race vehicles with fiberglass truck bodies. The series is considered part of a “Ladder” system of NASCAR, in which teams and drivers gain operational, and driving experience as well as exposure to the business of motorpsorts. This comprehensive experience is essential for progressing into the higher levels of competition with greater purse awards.

We continued to participate in the Super Truck series through the 2003 racing season when Mr. O’Connell purchased a NASCAR Southwest Tour car formerly driven by a NASCAR Nextel Cup driver. Thereafter, we purchased and re-built (3) three NASCAR Irwindale “Super Late” models, (2) two NASA -- ASC (American Stock Car) road race touring race cars, and (1) one car for use in our marketing and public relations activities.

Throughout 2004, we participated in the Irwindale Speedway Superlate model race series with Mr. O’Connell as the driver of the #59 stockcar and Mr. Calvin as the primary driver of the #58 stockcar. The primary sponsor of the cars was a regional Southern California Ford dealership.

In 2005, we maintained a two car racing team in the southern California based NASCAR Irwindale SuperLate Model Series with our #58 and #59 Ford stockcars. This racing Series begins in Februaury of each year with practice for teams and drivers and the testing of new equipment and technologies. The race season for the NASCAR Weekly Racing Series encompasses a race schedule of approximately 20 races from March through October. We completed the entire 2005 season.

Commencing in the 2006 season, we elected not to enter our racecars in the NASCAR Irwindale Super Late model Series due to the Series lack of planned television, radio and related media coverage. In line with our commitment to our sponsors, we made a strategic change by refocusing our efforts to participating in “Road Racing” events

Road Racing is fundamentally different from the circle track NASCAR series we have recently competed in. It requires a driver and team to be able to mechanically engineer a stockcar to make left hand and right hand turns at a high rate of speed. Additionally, the car must be able to stop quickly to accommodate various degrees of banking and slow speed corners. We believe that Road Racing is the fastest growing part of the motorsports racing industry, and we believe this trend will continue to be appealing to the public and to potential sponsors

In the first quarter of 2006, we focused our resources on reconstructing and rebuilding our fleet of stockcars so that they could be sold to other teams and owners interested in participating in NASCAR “circle track” events. Through June 2006, we have sold two of our Super Late models. In addition, we have completed the modification and conversion of another of our stockcars into a ASC Road Race car. We do not intend to compete in the NASCAR Super Late Models series in the foreseeable future and will instead focus on competing in road racing events sanctioned by NASA/ASC.

American Stock Car Challenge (ASC)

In 2005, the company prepared two (2) of its vehicle to participate in the ASC Road Racing Series events in North America. The ASC Series is operated by the National Auto Sport Association (NASA.) The ASC Series conducts races at nationally renowned tracks such as: California Speedway, in Fontana, California, Infineon Speedway in Sonoma, California, Phoenix International, in Phoenix Arizona. Willow Springs in Central California, Portland International in Portland Oregon and Thunderhill in Sacramento, California. The ASC Series draws the most spectator attendance of the NASA events.

We are currently focused on delivering value to our sponsors through the NASA/ASC road racing series. Through June of 2006, our stockcars were entered in events at California Speedway, Infineon Raceway and Thunderhill Raceway and were in the top three place finishers in each event

As of the date of this Prospectus, we have three Road Race cars. During the balance of 2006, we intend to enter and compete in additional high attendance Road Racing events, including the nationally recognized 25 hours of Thunderhill in northern California.

Our current business platform has attracted “In Kind” sponsors. These sponsors are national and international brands seeking to expand their brand awareness through exposure to racing spectators.. These sponsors include but are not limited to: BASF, Mothers Polishes and Waxes, Dragon Optical, Sparco USA, Arnett Designs, Microfiber.com, HPC Coatings, Taleo Grill and General Environmental Management, Inc.

Business Strategy

Sponsorship

Presently, our largest source of potential revenue is from the “sponsorship” of our race cars. There are four levels of sponsorship available to our clients: Focus Sponsor; Primary Sponsor; Associate Sponsor; and In-kind sponsor.

Focus Sponsor

A Focus Sponsor will have the largest sponsor’s logo appearing on a race car and the car will be named after the Focus Sponsor, e.g., “the #59 [Sponsoring Company] Ford.” The logo will generally cover 80% of the available advertising space on the car. The car will be referred to in all media coverage as the Focus Sponsor’s car. We estimate that the fee for being a Focus Sponsor will be $500,000 per year and may vary depending on the series contemplated.

Primary Sponsor

A Primary Sponsor will have the use of approximately 10% of the available advertising space on the race car. This is generally the rear bumper and lower rear quarter panels. The fee for a Primary Sponsor will be $100,000 per year and may vary depending on the series contemplated.(racing series?)

Associate Sponsor

An Associate Sponsor will have the use of approximately 5% of the available advertising space on the race car. This is generally the rear deck lid, the lower rear quarter panels and in smaller size print than the Primary Sponsor. The fee for a Primary Sponsor will be approximately $50,000 per year.

In-kind Sponsor

An In-kind Sponsor has use of the remaining 5% of the available advertising space. This is the lower rocker panel and the door-posts. In-kind Sponsors provide supplies, part of race purse moneys, and incentive fees.

Potential sponsor clients are regional, national, and international companies with an interest in targeted promotion and marketing in California and the West coast. To date, the company has built a racing platform that enables it to compete in two highly followed types of racing, which include oval track and road racing. Fans and loyal consumers that follow stock racing nationally and regionally, and that represent the advertising demographics embraced by NASCAR attend oval track and road racing events involving stock cars.

Show Car and Special Events

Our Show Car marketing program consists of offering a potential client the ability to have one of our exhibition cars, (a “Showcar”) appear, painted with the client’s logo, at a client’s function or media event as an attraction. Our Showcars are fully equipped and sanctioned racing cars. Appearing with the Showcar will be a driver or crew chief for the Showcar to provide answers to questions that attendees at the event might have. Clients pay a “Preparation Fee” to paint and deliver the Showcar to the sight of the event and also pay a per diem fee for each day the Showcar is at the event. The per diem fee includes our staffing for the Showcar while at the event.

We also, through independent contactors, offer event planning and catering services to our clients. Prices for these services vary in accordance with the scope of the event.

Race Purse Winnings

As the sport has grown, NASCAR has become a nationally recognized sporting event that is seen by millions of fans. As a result, winning purses have also grown. However, the typical winning purse at the racing events we plan to compete in, is less than $ 10,000 while we intend to compete and attempt to win each race we enter, we do not anticipate that purse winnings will contribute substantially to our revenue.

 Facilities and Maintenance

Maintenance and race set up is a critical factor in motor racing. Mssrs. O’Connell and Calvin manage the technical staff of independent contractors to keep the competition and show cars prepped and ready for racing and marketing events as scheduled. Costs for maintenance on competition cars are budgeted on a per race and per event basis and include crash damage, motor refresh costs, tires,, fuel and certain scheduled upkeep. Often, the effectiveness of the team in competition is a function of the preparation of the equipment from the primary race facility. Our racing and promotional cars are managed and maintained from a facility owned by Mr. Calvin, located in Moreno Valley California. Mr. Calvin was not compensated for the company’s use of the racing facility but was the driver of the #58 Ford Super Late Model racecar and has the name and logo of his family business prominently placed on certain racecars and drivers suits in exchange for his contribution to the company.

Marketing

We have made, and intend to continue, direct sales of sponsorships and marketing services through our management and independent contractor sales staff. We intend to hire dedicated marketing staff when and if management determines that such staffing is necessary.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

We are an advertising and marketing company focused on the auto racing arena, targeting specific audiences sought by our clientele.

Trends & Outlook

Revenue; Our revenue is currently derived from Sponsorship clients. In exchange for “sponsorship” money our clients place advertisements on our race cars.

Long-term, we cannot predict the growth or decline of our revenues. If certain standards set by our sponsors are, or are not. met we could increase or decrease our sponsor revenue. At present we are in the process of changing race series, from a NASCAR based venue to a road racing venue, the Grand American series.

Operating Expenses; Our Operating expenses are currently attributed to the daily operations of the company. These expenses include, but are not limited to, consulting, transportation, marketing, travel and administrative costs. These costs can vary depending on fuel costs, distances, cost of advertising or changes in consulting fees.

Significant Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

 Use of Estimates--These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors, consultants and investment banks. Actual results could differ from those estimates.

Cash and Equivalents--We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

Revenue Recognition--Our revenues, to date, has been derived from advertising and marketing sponsors. Revenue is recognized when an agreement is reached to place a client’s logo on our race car, or to appear at specific marketing or public relation events for the sponsor.

Intangible and Long-Lived Assets--We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets," which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. During the period ended December 31, 2005 no impairment losses were recognized.

Stock Based Compensation--We recognize expenses for stock-based compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, “ Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, compensation cost is recognized for the excess of the estimated fair value of the stock at the grant date over the exercise price, if any. The Company accounts for equity instruments issued to non-employees in accordance with EITF 96-18,“Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Good or Services.” Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

Beginning in 2006, we adopted SFAS No. 123R “Share Based Payment” which superseded APB Opinion No. 25. SFAS No. 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements. We do not believe the adoption of SFAS No. 123R will have a material impact on our financial statements.

RESULTS OF OPERATIONS

Result of Operations for the Years ending December 31, 2004 and 2005

Revenues

Total revenues were $3,200 for the twelve months ended December 31, 2005, representing a decrease of $4,342 or 58% compared to the twelve months ended December 31, 2004. The revenue for the period of the twelve months ending December 31, 2004 was $7,542. The decrease in revenue can be attributed to the increased competition in the motorsports marketing arena.

Cost of Revenues

There were no cost of revenues in either the twelve months ending December 31, 2005 or the twelve months ending December 31, 2004.

Operating Expenses

Operating expenses for the twelve months ended December 31, 2005 were $510,484 or 15,853% of revenue as compared to $136,033 or 1,804% of revenue for the same period in 2004. The increase in expenses over the prior periods is attributable to a more aggressive racing schedule in hopes to get the publicity to attract sponsors.

Depreciation and Amortization

Depreciation and amortization expenses for the twelve months ended December 31, 2005 were $28,294, or 884% of revenue, as compared to $15,708, or 208% of revenue for the same period in 2004. The increase in expenses is related to the increase in racecar and pit assets.

Interest Expense

Interest expense for the twelve months ended December 31, 2005 were $0, or 0% of revenue, as compared to $2,033, or 27% of revenue for the same period in 2004. The decrease in interest expense is due to the conversion of promissory notes that held interest attachments.

Other Non-operating Income

The Company had no non-operating income from either the twelve months ending December 31, 2005 or the corresponding period in 2004.

Net Loss

The net loss for the twelve months ended December 31, 2005 was $507,284, or 15,853% of revenue as compared to a loss of $138,066, or 1,831% of revenue for the same period in 2004. The loss is attributable to a more aggressive pursuit of sponsorship and advertising revenues.

Year Ended December 31, 2004 as Compared to the Year Ended December 31, 2005

The company entered in the NASCAR race series at Irwindale Raceway in 2004 with the number 58 and 59 cars. In 2005 the company continued the Irwindale series and began racing in the National Auto Sport American Stock Car (ASC) road racing series. The addition of the ASC races provided a wider audience for potential sponsorship and marketing clients.

Liquidity and Capital Resources

Cash

Our primary source of liquidity is cash provided by operating and financing activities. Net cash used in operations for the year ended December 31, 2005 was $481,848 as compared to $98,212 for the same period in 2004.

Liquidity

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. The Company incurred a net loss of $507,284 and utilized cash in operating activities of $481,848 during the twelve months ended December 31, 2005. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Management is continuing to raise capital through the issuance of debt and equity and believes it will be able to raise sufficient capital over the next twelve months to finance operations. However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

The Company’s capital requirements consist of general working capital needs, scheduled principal and interest payments on debt, obligations, and capital expenditures. The Company’s capital resources consist primarily of cash generated from proceeds through the issuances of common stock. At December 31, 2005 the company had cash of about $47,000.

Cash Flows for the Year Ended December 31, 2005

Operating activities for the twelve months ended December 31, 2005 used $481,848 in cash. The company had no account receivable during the period ending December 31, 2005,nor during the corresponding period in 2004 . The company also had no accounts payable during either period.

The Company raised $573,695 cash from financing activity; net of repayments of debt, through the issuance of common stock.

Stockholder Matters

Stockholders’ equity was $142,995 on December 31, 2005, or $0.02 per share outstanding. During the corresponding period in 2004 Stockholders’ equity was $(153,203) or $(0.07) per share outstanding

Results of Operations for the 6 month periods ending June 30, 2006 and 2005.

Revenues

There were no revenues during the six months ending June 30, 2006. The corresponding period in 2005 had revenues of $2,050. The decrease in revenue can be attributed to the proposed change of racing circuit.

Cost of Goods Sold

There were no costs of goods sold during the six months ending June 30, 2006 or the six months ending June 30, 2005.

Operating Expenses

Operating expenses for the six months ending June 30, 2006 were $144,430. These expenses stem from the proposed change of race series, including travel expenses, administrative costs and consulting fees. Also included in these expenses is a one time $5,000 retainer payment for audit services paid to Ronald R Chadwick, PC. The estimated additional costs associated with this audit are $14,000. Operating costs include rent payments of $5,400 and transportation costs of approximately $10,000. Operating expenses during the six months ended June 30, 2005 were $269,985.

Depreciation and Amortization

Depreciation and amortization expenses for the six months ending June 30, 2006 were $20,402. Depreciation and Amortization expenses for the corresponding period in 2005 were $14,147.

Interest Expense

Interest expense for the six months ended June 30, 2006, or for the six months ended June 30, 2005, were $0.

Other Non-operating Income

The Company had no non-operating income from either the six months ended June 30, 2006 or June 30, 2005.

Net Loss

The net loss for the six months ended June 30, 2006 was $125,629. The loss is attributable to a more aggressive pursuit of sponsorship and advertising revenues through an alternative race series. The loss during the six months ending June 30, 2005 was $267,935.

Six Months Ended June 30, 2006

In 2006 the company focused it’s efforts on pursuing alternate sources of sponsorship revenues through diversification of race series.

Liquidity and Capital Resources

Cash

Our primary source of liquidity is cash provided by operating and financing activities. Net cash used in operations for the six months ended June 30, 2006 was $122,727. Net cash used in the six month period ending June 30, 2005 was $254,038.

Liquidity

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. The Company incurred a net loss of $125,629 and utilized cash in operating activities of $122,727 during the six months ended June 30, 2006. During the six months ended June 30, 2005 the company incurred a net loss of $269,985 and used $254,038 in cash. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Management is continuing to raise capital through the issuance of debt and equity and believes it will be able to raise sufficient capital over the next twelve months to finance operations. However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

The Company’s capital requirements consist of general working capital needs, scheduled principal and interest payments on debt, obligations, and capital expenditures. The Company’s capital resources consist primarily of cash generated from proceeds through the issuances of common stock. At June 30, 2006 the company had cash on hand of about $1,700 Cash on hand at the end of the six months ended June 30, 2005 was $29,192.

As of June 30, 2006 the company had total assets of $51,829, including $1,702 in cash. These assets include Racecars, Shop and Pit equipment and cash on hand. Two racecars were sold during the second quarter to facilitate the purchase of new racecars for use in a different racing series. Total assets at the end of the corresponding period in 2005 were $146,808.

Cash Flows for the six months ended June 30, 2006

Operating activities for the six months ended June 30, 2006 used $122,727 in cash. The operating activities during the same period in 2005 used $254,038 in cash. The company had no accounts receivable during the periods ending June 30, 2006 or June 30, 2005. The company also had no accounts payable during the same periods.

The Company raised $8,482 in cash from financing activity; net of repayments of debt, through the issuance of common stock. During the corresponding period in 2005 the company raised $327,663 through the issuance of common stock.

Stockholder Matters

Stockholders’ equity was $17,366 on June 30, 2006, or $0.002 per share outstanding. Stockholder’s equity at June 30, 2005 was $138,845, or $0.02 per share outstanding.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R replaced SFAS No. 123 and superseded Accounting Principles Board Opinion No. 25. SFAS No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statements. On April 14, 2005, the Securities and Exchange Commission issued an announcement amending the compliance dates for the FASB's SFAS 123R that addresses accounting for equity based compensation arrangements. Under SFAS 123R registrants would have been required to implement the standard as of the beginning of the first interim or annual period that begins after June 15, 2005. The Commission's new rule will allow companies to implement SFAS 123R at the beginning of the next fiscal year after June 15, 2005. The Company anticipates adopting SFAS 123R in the first quarter 2006. The Company does not believe that the adoption of SFAS No. 123R will have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. Under APB Opinion No. 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. SFAS No. 153 eliminates this exception and replaces it with an exception of exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 became effective for our Company as of July 1, 2005. The Company will apply the requirements of SFAS No. 153 on any future nonmonetary exchange transactions.

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47 "Accounting for Conditional Asset Retirement Obligations--an Interpretation of FASB Statement No. 143" ("FIN No. 47"). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective for us no later than December 31, 2005. We do not expect that the adoption of FIN No. 47 will have a material impact on our financial condition or results of operations.

Note 1.  In May 2005,  the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS No. 154”).  SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable.  APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  This statement is effective for our Company as of January 1, 2006. The Company does not believe that the adoption of SFAS No. 154 will have a material impact on our financial statements.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment"("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 20

MANAGEMENT

Name	Age	Position

Kevin P. O’Connell	37	Chairman of the Board, Director & CEO
David M. Rifkin	35	President
John A. Brunkow	63	Director, CFO & Vice President-Finance
Edward A. Bernabeo	36	Secretary & Treasurer

Kevin P. O’Connell—Mr. O’Connell has been a involved in private equity and asset management firms with particular focus in equities management, structured investments, private and public financings, acquisitions and dispositions and corporate restructuring. He is the co-founder and managing member of General Pacific Partners, LLC, a Southern California firm providing direct equity sponsorship and advisory services to public and private companies. Mr. O'Connell has participated in and managed the financings and development stage efforts of several equity sponsored private to public companies. Mr. O'Connell has been involved in motorsports since his early childhood racing motorcycles and karts in St. Petersburg Florida and later in Houston Texas. In the early 90's, Kevin trained and raced with Skip Barber Racing in the Formula Dodge Series at tracks such as Laguna Seca, Road America, and California Speedway in Fontana, California. In 2004, O'Connell was the primary driver for the #59 General Pacific Partners, LLC Ford and competed in select Irwindale Superlate Model events. He has a Bachelor of Arts (pre-law) from California State University in Northridge and received his Masters of Business Administration (MBA) from Pepperdine University. Mr. O’Connell devotes approximately 25% of his time to our business.

David M. Rifkin - President Mr. Rifkin has been a sales and marketing director for numerous manufacturers and national publishers focused on the automotive and certain small business industries. He is the President and CEO of Rifco Sales, a Southern California based sales and marketing firm that primarily focuses on sales growth strategy, marketing concepts and distribution networks through original equipmment and aftermarket companies. He also owns and manages multiple web retail operations serving the personal care, automotive and janitorial industries. Mr. Rifkin has a Bachelor of Science from SOSU in Oregon with an emphasis in business and marketing. He devotes approximately 10% of his time to our business.

John A. Brunkow - Chief Financial Officer Mr. Brunkow was previously a member of the board of directors of General Environmental Services, Inc. a Nevada corporation, formerly known as Ultronics Corporation, Inc. (“GEM”). GEM is a publicly held environmental services company. Mr. Brunkow was a member of the team engaged to restructure GEM and implement financial controls needed to establish the company’s credit facility. Previously Mr. Brunkow advised in strategic planning and mergers and acquisitions for a business-to-business provider of human resource services. He spent more than 20 years in corporate finance, marketing, and sales. Most recently, Mr. Brunkow was associated with Levine Liechtman Capital Partners, a private investment firm that invests in and acts as a financial sponsor for California based middle market companies in a wide variety of industries. Prior to Levine Liechtman, Mr. Brunkow was Executive Vice- President and Managing Director of Benefit Capital, Inc., a regional investment banking firm. During his tenure at Benefit Capital, he specialized in corporate finance transactions which included debt and equity placements, mergers and acquisitions, and Employee Stock Ownership (EOSP) buyouts. Prior to his time at Benefit Capital, Mr. Brunkow spent in excess of twelve years with IBM in a variety of sales, marketing, and operating management positions. Mr. Brunkow has served on the board of Directors for the Orange County Venture Group. Mr. Brunkow is a graduate of the IBM Senior Management School and the IBM Graduate Business School. He devotes approximately 10% of his time to our business.

Edward A. Bernabeo - Treasurer Mr. Bernabeo has been in the securities industry since May of 1990 working at Lehman Bros. In January 1991 he acquired his series 7 & 63 NASD licenses. He focused in private client services and by 1992 became the top business origination broker in the Houston office. From December 1993 to November 1995, Mr. Bernabeo worked for Olde Discount in Houston, Texas. He managed high net worth investor assets and managed $25 million in assets. Further, he trained new brokers in sales and back office operations. In November 1995, he joined Block Trading as a day-trader and transitioned to training new traders and assisted in the company’s expansion plans. Mr. Bernabeo established Westwood Stock Trading with partners. He managed the LAN and was in head of all marketing, sales, training, and new trading software. The business was purchased by Protrader Securities Corp in 1999. Currently, Mr. Bernabeo is a trader for Strikepoint Trading, a registered broker-dealer in Mission Viejo, California. He devotes approximately 10% of his time to our business.

Management Compensation

There are no written employment agreements with management. Management compensation will be determined by the board of directors based upon revenues and profits, if any, of the Company

Executive Compensation

Our current officers receive no compensation. There are no current employment agreements between the company and its executive officer nor understandings regarding future compensation.

The directors and principal officers have agreed to work with no remuneration until such time as the company receives sufficient revenues necessary to provide proper salaries. The officers and directors have the responsibility to determine the timing of remuneration for key personnel.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (3)	All Other Compensation ($)
Kevin P. O’Connell	2005	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-
John A. Brunkow	2005	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-
David M. Rifkin	2005	-0-	-0-	-0-	-0-
	2004	-0-	-0-	-0-	-0-

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the principal stockholders of the Company and their percentage stock ownership

	NO. of Shares Owned	% of Stock Outstanding
Name
Kevin P. O’Connell*	3,164,820	45.5%
World In Motion, Inc**	1,500,000,	27.3
John A. Brunkow	100,000	1.9
Michael Speakman	500,000	9.2

*Includes a)15,000,000 shares owned by General Pacific Partners LLC, of which Mr. O’Connell is the Managing Member; b) 614,820 owned by General Pacific Partners LLC, of which of which Mr. O’Connell is the Managing Member; and c) 50,000 owned by Revete Capital Partners LLC of which Mr. O’Connell is the Managing Memberr
** Donald L. Danks is controlling stockholder of World In Motion, Inc.

Long Term Incentive Awards

Option Grants in Last Fiscal Year

We did not award options to our executive officers in 2005 or 2004 under any of our three incentive plans.

Aggregate Option Exercises in Last Fiscal Year And Fiscal Year End Option Values

There were no option exercises by our executive officers in 2005 and 2004

Employment Contract and Termination of Employment Agreements

We have no employment agreements with any officers or employees.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

SEC Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Long Term Incentive Plans

On March  2005, our board of directors adopted the following incentive plan:

IMMS, Inc. 2005 Stock Option Plan

Our IMMS, Inc. Long Term Incentive Plan provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock to our directors, officers, employees and consultants. At the adoption of this plan, we set aside 1,000,000 shares of common stock, which may be issued upon the exercise of options granted. As of the date of this Prospectus no options have been granted or are outstanding.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the period May5, 2003 through January 13, 2005, the Company received the following loans and advances from the following entities:

(1)	$211,482 from Groupe Billington Brown (“GBB”);*
(2)	$66,500 from General Pacific Partners, LLC (“GPP”);* and
(3)	$5,000 from Revete Capital Partners (“RCP”).*
* Kevin P. O’Connell is a the principal of GBB, GPP and BBA.

On March 4, 2005, the Company entered into a letter agreement with GBB, GPP, and RCP, pursuant to which the parties agreed to convert the Company’s indebtedness into shares of common stock at a conversion price of $.01 per share. GBB elected to convert $211,482 of the indebtedness into 21,148,200 (2,164,820 post reverese split),shares of common stock, of which 15,000,000 (1,500,000 post reverse split) shares of common stock were issued to GBB and 6,148,200 (614,820 post reverse split) shares of common stock were issued to Billington Brown Acceptance (“BBA.. GPP elected to convert $66,000 of the indebtedness into 6,600,000 shares of common stock. RCP elected to convert $5,000 of the indebtedness into 500,000 (50,000 post reverse split) shares of common stock.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 190,000,000 shares of common stock, par value $0.001. As of June 30, 2006, there were 8,482,320 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our shares do not have cumulative voting rights, which means that the holders of more the 50% of the shares voting for each election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors.

General

Our board of directors has the authority, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, privileges and limitations of the preferred stock. The rights, preferences, powers and limitations on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. As of the date of this Prospectus, there were no Series of Preferred Stock designated by the board of directors, nor was there any Preferred Stock outstanding.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•
disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the Selling Stockholders. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. Assuming the Selling Stockholders sell all the shares registered below, none of the Selling Stockholders will continue to own any shares of our common stock.

Selling Stockholders

Name	Total Number of shares owned prior to offering	Percentage of shares owned prior to offering	Percentage of shares owned after the offering assuming all of the shares are sold
Michael K. Speakman	500,000	5.9%	0
Craig Bentham	250,000	2.9%	0
Dennis Ringer	250,000	2.9%	0
Capital Strategy Partners, LLC	100,000	1.2%	0
Edward Bernabeo	100,000	1.2%	0
David Rifkin	100,000	1.2%	0
Chester Montgomery	50,000	0.6%	0
Jonathan Destler	50,000	0.6%	0
CALI-MAUI Investment, LLC	37,500	0.4%	0
Thomas Chen	37,500	0.4%	0
POS Properties, Inc.	37,500	0.4%	0
Silentium, LLC	37,500	0.4%	0
Ryan Neeley	37,500	0.4%	0
Alan Cohen	125,000	1.5%	0
Larry Krogh	42,500.05%		0
Douglas Odell	150,000	1.8%	0
Greg Olafson	175,000	2.1%	0
Steve Shaffer	125,000	1.5%	0

Rod Hoffman	50,000.06%		0
Jonathan Destler	125,000	1.5%	0
Tim Joyce	50,000.06%		0
Harrison Figueroa, LLC	50,000.06%		0
William Harrison	50,000.06%		0
James Harrison	50,000.06%		0
Fritz Howser	125,000	1.55%	0
Bruce Way	75,000.09%		0
Tim Koziol	25,000.3%		0
RJW Investments, LLC	75,000.09%		0
Ray Gerrity	75,000.09%		0
John Celentano	50,000.06%		0
Nanci Soo	50,000.06%		0
Total	3,055,000	36%	0

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholders has sole or shared voting power or investment power and also any shares, which the Selling Stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.02 per until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter only at prevailing market prices or privately negotiated prices. There can be no assurance that the Company will be approved for listing on the OTC Bulletin Board. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by de Castro P.C., San Diego, California 92101.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

Ronald A. Chadwick. P.C., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and 2004, that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of IMMS, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at HTTP://WWW.SEC.GOV.

FINANCIAL STATEMENTS

IMMS, INC.

FINANCIAL STATEMENTS

December 31, 2004 and 2005,
& June 30, 2006 (Unaudited)

IMMS, INC.
Financial Statements

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
IMMS, Inc.
Newport Beach, California

I have audited the accompanying balance sheets of IMMS, Inc. as of December 31, 2004 and 2005, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IMMS, Inc. as of December 31, 2004 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado
Date: July 12, 2006	By:	/s/ Ronald R. Chadwick, P.C.
RONALD R. CHADWICK, P.C.

IMMS, INC.
BALANCE SHEETS

			June 30, 2006
	Dec. 31, 2004	Dec. 31, 2005	(Unaudited)
ASSETS

Current assets
Cash	$288	$47,414	$1,702
Total current assets	288	47,414	1,702

Fixed assets - net	86,542	102,969	49,052
Other assets	250	1,075	1,075
	86,792	104,044	50,127

Total Assets	$87,080	$151,458	$51,829

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accrued payables	$2,033	$-	$-
Notes payable - current	81,998	8,463	33,463
Other payables			1,000
Total current liabilties	84,031	8,463	34,463

Notes payable	156,252

Total Liabilities	240,283	8,463	34,463

Stockholders' Equity
Preferred stock, $.001 par value;
10,000,000 shares authorized;
none issued or outstanding	-	-	-
Common stock, $.001 par value;
190,000,000 shares authorized;
2,100,000 (2004) and 8,482,320 (2005 &
June 2006) shares issued & outstanding	2,100	8,482	8,482
Additional paid in capital	(1,890)	795,210	795,210
Accumulated deficit	(153,413)	(660,697)	(786,326)

Total Stockholders' Equity	(153,203)	142,995	17,366

Total Liabilities and Stockholders' Equity	$87,080	$151,458	$51,829

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
STATEMENTS OF OPERATIONS

			Six Months
			Ended
	Year Ended	Year Ended	June 30, 2006
	Dec. 31, 2004	Dec. 31, 2005	(Unaudited)
Revenues	$7,542	$3,200	$-

Operating expenses:
Amortization & depreciation	15,708	28,294	20,402
General and administrative	127,867	482,190	124,028
	143,575	510,484	144,430

Gain (loss) from operations	(136,033)	(507,284)	(144,430)

Other income (expense):
Interest revenue			28
Interest expense	(2,033)
Gain on asset sales			18,500
Other			273
	(2,033)	-	18,801

Income (loss) before
provision for income taxes	(138,066)	(507,284)	(125,629)

Provision for income tax	-	-	-

Net income (loss)	$(138,066)	$(507,284)	$(125,629)

Net income (loss) per share
(Basic and fully diluted)	$(0.07)	$(0.07)	$(0.01)

Weighted average number of
common shares outstanding	2,100,000	7,280,892	8,482,320

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock				Stock-
		Amount	Additional	Accumulated	holders'
	Shares (1)	($.001 Par)	Paid in Capital	Deficit	Equity
Balances at December 31, 2003	2,100,000	$2,100	$(1,890)	$(15,347)	$(15,137)

Gain (loss) for the year				(138,066)	(138,066)

Balances at December 31, 2004	2,100,000	$2,100	$(1,890)	$(153,413)	$(153,203)

Debt conversion	2,829,820	2,829	280,153		282,982

Sales of common stock	3,552,500	3,553	516,947		520,500

Gain (loss) for the year				(507,284)	(507,284)

Balances at December 31, 2005	8,482,320	$8,482	$795,210	$(660,697)	$142,995

Gain (loss) for the period				(125,629)	(125,629)

Balances at
June 30, 2006 (Unaudited)	8,482,320	$8,482	$795,210	$(786,326)	$17,366

(1) As adjusted for a 1000 for 1 forward stock split in January 2005, and a 1 for 10 reverse stock split in November 2005.

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
STATEMENTS OF CASH FLOWS

			Six Months
			Ended
	Year Ended	Year Ended	June 30, 2006
	Dec. 31, 2004	Dec. 31, 2005	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$(138,066)	$(507,284)	$(125,629)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Amortization & depreciation	15,708	28,294	20,402
Related party receivables	22,371
Other assets	(250)	(825)
Bank overdraft	(8)
Gain on asset sales			(18,500)
Accrued payables	2,033	(2,033)	1,000
Net cash provided by (used for)
operating activities	(98,212)	(481,848)	(122,727)

Cash Flows From Investing Activities:
Fixed asset purchases	(37,250)	(44,721)	(2,985)
Fixed asset sales			55,000
Net cash provided by (used for)
investing activities	(37,250)	(44,721)	52,015

(Continued On Following Page)

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

			Six Months
			Ended
	Year Ended	Year Ended	June 30, 2006
	Dec. 31, 2004	Dec. 31, 2005	(Unaudited)
Cash Flows From Financing Activities:
Notes payable - borrowings	143,750	53,195	32,500
Notes payable - payments	(8,000)		(7,500)
Sales of common stock		520,500
Net cash provided by (used for)
financing activities	135,750	573,695	25,000

Net Increase (Decrease) In Cash	288	47,126	(45,712)

Cash At The Beginning Of The Period	-	288	47,414

Cash At The End Of The Period	$288	$47,414	$1,702

Schedule Of Non-Cash Investing And Financing Activities

In 2005 the Company issued 2,829,820 common shares to retire related party debt of $282,982.

Supplemental Disclosure

Cash paid for interest	$-	$2,033	$-
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of the financial statements.

IMMS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

IMMS, Inc. (the “Company”), was incorporated in the State of Nevada on May 10, 2001 under the name North American Association for Commerce Enabled Small Businesses. In 2001 the Company changed its name to General Pacific Corp., in 2003 to O'Connell Motorsports Group, Inc., and in 2004 to IMMS, Inc. The Company designs and assembles motorsport racecars for its own use, and competes in organized racing events.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of six months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2004 and 2005, and June 30, 2006 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

Advertising costs

Advertising costs are expensed as incurred. The Company recorded no material advertising costs in 2004 or 2005, or for the six months ending June 30, 2006.

IMMS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standard 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company earns revenue from race purses and the sale of advertising to racing sponsers, but does not separate sales of different activities into operating segments. The Company had limited revenues in 2004, 2005 and for the six months ending June 30, 2006 from a small client base. All Company sales were domestic and to external customers.

IMMS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs (An Amendment of ARB No. 43, Chapter 4)”. SFAS 151 amends and clarifies financial accounting and reporting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company has adopted the provisions of SFAS No. 151 which are effective in general for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions (An Amendment of FASB Statements No. 66 and 67)”. SFAS 152 amends FASB 66 and 67 to reference the accounting and reporting guidance for real estate time-sharing transactions provided for in AICPA Statement of Position 04-2. of The Company has adopted the provisions of SFAS No. 152 which are effective for financial statements for fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets (An Amendment of APB No. 29)”. SFAS 153 amends Opinion 29 to eliminate the fair value accounting exception for nonmonetary exchanges of similar productive assets, and replaces that exception with a general exception for nonmonetary assets that do not have commercial substance. The Company has adopted the provisions of SFAS No. 153 which are effective in general for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In March 2005, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(r) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In August 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 154, “Accounting Changes and Error Corrections." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, requiring in general retrospective application to prior periods' financial statements of changes in accounting principle. The Company has adopted the provisions of SFAS No. 154 which are effective for accounting changes and corrections of errors beginning after December 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

IMMS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

In March 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 155, “Accounting for Certain Hybrid Financial Instruments." SFAS 155 resolves certain accounting issues related to various hybrid financial instruments. The Company has adopted the provisions of SFAS No. 155 which are effective for fiscal years beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2. RELATED PARTY TRANSACTIONS

At the end of 2004 the Company had $238,250 in notes payable to other companies under common control. The notes were due from 2008 through 2009, required monthly payments and bore interest from 0% - 8% per annum. Interest expense under these notes in 2004 was $2,033. $81,998 of the notes were current, and $156,252 long term. In 2005, after additional borrowing, the Company retired $282,982 in related party notes payable for 2,829,820 common shares. The Company undertook these borrowings to help fund operations and purchase racing equipment. At the end of 2005 and at June 30, 2006 the Company had $8,463 and $33,463 in due on demand, non-interest bearing loans payable outstanding to related parties. The fair value of the notes payable is estimated based on the current rates offered to the Company for debt of the same remaining maturities. At December 31, 2004 and 2005, and June 30, 2006 the fair value of the notes payable approximates the amount recorded in the financial statements.

In 2004 the Company made approximately $2,200 in payments on an equipment loan taken out by a Company Officer, in exchange for use of the equipment. In 2005 and the six months ended June 30, 2006 the Company made approximately $18,000 and $4,700 in payments under the same arrangement.

NOTE 3. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

			June 30,
	2004	2005	2006
Racecars and equipment	$101,600	$131,063	$72,313
Shop and pit equipment	650	15,908	17,643
	102,250	146,971	89,956
Less accumulated depreciation	(15,708)	(44,002)	(40,904)
Total	$86,542	$102,969	$49,052

Depreciation expense in 2004, 2005 and for the six months ended June 30, 2006 was $15,708, $28,294 and $20,402.

IMMS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 4. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At December 31, 2004 and 2005 the Company had net operating loss carryforwards of approximately $127,000 and $636,000 which begin to expire in 2023. The deferred tax asset of $22,000 and $102,000 created by the net operating losses has been offset by a 100% valuation allowance. The change in the valuation allowance in 2004 and 2005 was $19,376 and $79,288.

NOTE 5. GOING CONCERN

The Company has suffered recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ARTICLE VI of our Bylaws states that to the extent and in the manner  permitted  by the  laws of the State of Nevada, and  specifically   as  is  permitted  under  the  Nevada Revised Statutes pertaining to Corporations, the  corporation  shall  indemnify  any person who was or is a party  or is  threatened  to be  made a  party  to any  threatened,  pending  or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,  other than an action by or in the right of the  corporation,  by reason of the fact that such person is or was a director,  officer,  employee or agent of the corporation, or is or was serving at the request of the corporation as a director,  officer, employee or agent of another corporation,  partnership, joint venture, trust or other enterprise against expenses,  including attorneys' fees, judgments, fines and amounts paid in settlement.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the fees and expenses of legal counsel and filing fees payable to the Securities and Exchange Commission.

Expense or Fee	Amount to Be Paid
SEC Registration Fee	$6.54
Printing and Edgarizing Expenses	$5,000.00
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$15,000.00
Transfer Agent	$2,500.00
Miscellaneous	$5,000.00
TOTAL	$52,506.54

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information regarding all sales of our unregistered securities during the past three years. All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us or otherwise, to information about us. Unless otherwise indicated, the issuances of the securities described below were affected without the involvement of underwriters.

a) On March 4, 2005 the Board of Directors authorized the sale of up to 47,298,200 additional shares of stock to certain accredited investors at a purchase price of $.01 per share. The issuance of these shares were exempt from registration pursuant to Regulation D of the Securities Act of 1933. These shares were issued prior to a 10-1 reverse stock split, effectuated in November 2005.

b) On March 4, 2005 the Board of Directors authorized the conversion of debt to certain entities in the amounts of $211,482 owed to Groupe Billington Brown, $66,000 owed to General Pacific Partners, $5,000 owed to Revete Capital Partners, LLC at a conversion price of $.01 per share. The shares issued pursuant to such conversion was 28,248,200. The issuance of these shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering. These shares were issued prior to a 10-1 reverse stock split, effectuated in November 2005.

c) On March 17, 2005 the Board of Directors authorized the sale of up to 16,525,000 additional shares of stock to certain accredited investors at a purchase price of $.02 per share. The issuance of these shares were exempt from registration pursuant to Regulation D of the Securities Act of 1933. These shares were issued prior to a 10-1 reverse stock split, effectuated in November 2005.

[ANY OTHERS?]

ITEM 27.  EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean IMMS, Inc., a Nevada corporation.

Exhibit #	Description
3(i).1	Articles of Incorporation of IMMS, Inc., as amended
3(ii).1	Corporate Bylaws for IMMS, Inc.
5.1	Legal opinion and consent of de Castro P.C.
14.1	IMMS Code of Ethics
23.1	Consent of de Castro P.C. (included with Exhibit 5.1)
23.2	Consent of IMMS Inc.’s Auditors

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Newport Beach, State of California, on September 1, 2006.

IMMS, Inc.

Date: September ____, 2006	By:	/s/ Kevin P. O’Connell
Kevin P. O’Connell Chairman, CEO, Principal Executive Officer and Director

IMMS, Inc.

Date: September ____, 2006	By:	/s/ John A. Brunkow
John A. Brunkow Director and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Kevin P. O’Connell, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date: September 1, 2006	By:	/s/ John A. Brunkow
John A. Brunkow